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                                                                    EXHIBIT 15.3




November 7, 1996

DTE Energy Company and
The Detroit Edison Company
Detroit, Michigan

We have made reviews, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of DTE Energy Company and subsidiary companies and of The Detroit Edison Company and subsidiary companies for the three-month, nine-month and twelve-month periods ended September 30, 1996, as indicated in our report dated November 7, 1996. Because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, is incorporated by reference in the following Registration
Statements:


                FORM                        REGISTRATION NUMBER

                DTE Energy Company
                Form S-3                    33-57545
                Form S-8                    333-00023


                The Detroit Edison Company
                Form S-3                    33-53207
                Form S-3                    33-64296



We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements listed above which is prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



DELOITTE & TOUCHE LLP